EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-282267, 333-282269, 333-239798, 333-230732, 333-205670, 333-205671, 333-169286, 333-158379, Post-Effective Amendment No. 1 to Registration Statement No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our report dated June 25, 2026, relating to the financial statements and supplemental schedule of Buckle 401(k) Plan appearing in this Annual Report on Form 11-K of Buckle 401(k) Plan for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 25, 2026